EXHIBIT 10.1

Dear Terry:

This letter agreement (the “Agreement”) confirms the terms of our agreement concerning your resignation as Chief Operating Officer of Nocopi Technologies, Inc (the “Company”) and your continued service to the Company thereafter in a limited transition capacity.

1. Retirement. You hereby agree that you shall resign as Chief Operating Officer of the Company, effective October 1, 2026 (the “Retirement Date”). However, as set forth in the Agreement, you will remain employed by the Company after the Retirement Date in a limited advisory role.

2. Transition Period. Beginning October 2, 2026, and continuing through July 1, 2029 (the “Transition Period”), you will remain as a non-executive employee of the Company and continue to provide services to the Company in a limited transitional capacity. During the Transition Period, you shall have no authority to independently act on behalf of the Company and shall report directly to Company’s Chief Executive Office and/or President or any other executive officer designated by the Chief Executive Officer or President.

During the Transition Period, you will not be required to maintain regular office hours or routinely report to the Company’s offices. You will, however, make yourself reasonably available, and upon reasonable notice, assist with projects, strategic and operational guidance, and other matters reasonably related to your experience and historical responsibilities with the Company as may be requested from time to time by the Company, including by any of the Company’s then executive officers.

A principal focus of your role during the Transition Period will be assisting the Company in transitioning your duties and responsibilities to a new team and sharing your knowledge and experience with that team. This may include, but is not limited to, providing training and guidance, transferring institutional knowledge, assisting with client and business relationships, and otherwise supporting an orderly transition of your responsibilities.

3. Compensation. During the Transition Period, you will receive compensation at the rate of $8,000 per month. Your compensation will be paid through the Company’s regular bi-weekly payroll, subject to applicable tax withholdings and deductions, and will be reported to you on a Form W-2.

4. Benefits. During the Transition Period, you and your spouse will continue to be eligible to participate in the Company’s medical and dental benefit plans at the same level of coverage and cost applicable to other comparable employees, subject to the terms of the applicable benefit plans and applicable law.

5. Business Expenses. The Company will reimburse you for reasonable and necessary business expenses you incur in connection with your services during the Transition Period, including reasonable travel expenses, in accordance with the Company’s generally applicable expense reimbursement policies. However, notwithstanding the foregoing, any expense in excess of $1,000 individually shall require the prior consent of the Chief Executive Officer and/or President.

6. Final Payment. At the conclusion of the Transition Period, you will receive a final lump sum payment of $90,000, less applicable tax withholdings and deductions, following the completion of the Transition Period on July 1, 2029 (the “Final Payment”). The Final Payment will be made on the first regular payroll date following July 1, 2029. The Final Payment is expressly conditioned upon your timely execution and non-revocation of a general release of claims in favor of the Company, in a form satisfactory to the Company, within twenty-one (21) days following the conclusion of the Transition Period (or the date of earlier termination, as applicable). The release must become effective and irrevocable before the Final Payment is made. If you fail to timely execute the release or revoke the release, the Company will have no obligation to make the Final Payment.

7. Non-Competition and Non-Solicitation Obligations. In consideration of the compensation, benefits, Final Payment, and other consideration being provided to you under this Agreement, you agree that the duration of your existing post-employment non-competition and non-solicitation obligations to the Company will be modified from one (1) year from your termination date to two (2) years from July 1, 2029 or, if earlier, the date of your termination. Except for this extension of duration, the scope and terms of those restrictive covenants will remain as set forth in your Employment Agreement with the Company, dated April 1, 2011 (the “Original 2011 Employment Agreement”), unless otherwise expressly modified in writing by you and the Company. Notwithstanding the foregoing, the extension of your non-competition and non-solicitation obligations will cease to apply in the event of a material breach of this Agreement by the Company that remains uncured, if capable of cure, for thirty (30) days following written notice from you of such breach.

8. Early Termination. Your employment with the Company may terminate prior to July 1, 2029 only upon your death or Disability, for Cause, or upon your voluntary resignation. The Company’s termination of your employment prior to July 1, 2029 for any other reason will constitute a material breach of this Agreement.

For purposes of this Agreement, “Disability” means your permanent inability to perform the essential functions of your role, with or without reasonable accommodation.

For purposes of this Agreement, “Cause” means (i) your conviction of, or plea of guilty or nolo contendere to, a felony involving fraud, theft or dishonesty against the Company; (ii) your willful misconduct that causes material harm to the Company; or (iii) your material breach of this Agreement that, if capable of cure, remains uncured for thirty (30) days after you receive written notice from the Company describing the breach in reasonable detail. For purposes of this provision, no act or omission will be considered “willful” unless undertaken by you in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.

Upon the termination of your employment for any reason prior to July 1, 2029, your compensation and benefits under will cease as of your termination date, except as otherwise required by applicable law or the terms of the applicable benefit plans.

To the extent your employment terminates prior to July 1, 2029 for any reason other than for Cause, you will remain entitled to the Final Payment, which shall be paid on the first regular payroll date following the termination of your employment, subject to your timely execution and non-revocation of the general release described in Section 6. The release must become effective and irrevocable before the Final Payment is made. In the event of your death, the Final Payment will be made to your estate.

9. Continuing Obligations. Except as expressly modified by this Agreement, your continuing obligations to the Company concerning confidentiality, proprietary information and trade secrets, intellectual property, non-disparagement, return of Company property, and any other obligations intended to survive the termination of your employment will remain in full force and effect.

10. Relationship Between Existing Employment Agreement and This Letter. The Original 2011 Employment Agreement remains in full force and effect except as explicitly superseded by the terms of this Agreement. Your restrictive covenants and other obligations under the Original 2011 Employment Agreement, including, without limitation, the non-competition obligations set forth in Paragraph 8, the non-disclosure obligations set forth in Paragraph 7, and the intellectual property assignment obligations set forth in Paragraph 7(b), remain in full force and effect, except as expressly modified by Section 7 of this Agreement, which extends the non-competition and non-solicitation period, and Section 11 of this Agreement, which supersedes and replaces prior non-disparagement obligations. For the avoidance of doubt, all compensation terms set forth in the Original 2011 Employment Agreement, including, without limitation, base salary, commissions, bonuses, and fringe benefits as described in Paragraph 4 thereof, are superseded in their entirety by this Agreement and are of no further force or effect as of the commencement of the Transition Period. In the event of any conflict between the terms of this Agreement and the Original 2011 Employment Agreement, the terms of this Agreement shall control.

11. Non-Disparagement. During the Transition Period and for two (2) years following the conclusion of the Transition Period (or the date of earlier termination), neither you nor the Company, through its current officers and directors acting in their official capacities, shall make any public or private statements that are disparaging or defamatory of the other party. The Company’s obligation under this Section extends only to its current officers and directors acting in their official capacities. This Section does not prohibit (a) truthful statements made in connection with any legal proceeding, governmental investigation, or as required by law or regulation; (b) truthful statements made in the performance of your duties during the Transition Period; or (c) truthful statements made in response to legal process or compulsion. This non-disparagement obligation supersedes and replaces any prior non-disparagement obligations between the parties, including any contained in the Original 2011 Employment Agreement.

12. Cooperation. During the Transition Period and for a reasonable period thereafter, you shall cooperate with the Company in connection with any pending or future litigation, investigation, regulatory proceeding, or other legal matter relating to events that occurred during your tenure, including by making yourself reasonably available for interviews, depositions, and testimony. The Company shall reimburse you for reasonable out-of-pocket expenses incurred in connection with such cooperation and shall use reasonable efforts to schedule such cooperation at mutually convenient times.

13. Return of Company Property. Upon the conclusion of the Transition Period or upon earlier termination, you shall promptly return all Company property, including but not limited to documents, files, records, equipment, keys, access cards, electronic devices, and any copies of Confidential Information. You shall permanently delete all Company information from any personal devices or accounts.

14. Acknowledgments. You acknowledge that: (a) effective as of the Retirement Date, you shall have no authority to act on behalf of, bind, or represent the Company in any capacity other than as expressly authorized during the Transition Period; (b) you shall not hold yourself out as an officer, director, or executive of the Company; and (c) the compensation and benefits provided under this Agreement constitute adequate and sufficient consideration for the agreements and obligations set forth herein, including the extension of the restrictive covenants.

15. Entire Agreement; Amendment. This Agreement, together with any prior agreements expressly incorporated or continued herein, reflects our understanding concerning the matters addressed in this Agreement. Any amendment to this Agreement must be in writing and signed by you and an authorized representative of the Company. This Agreement supersedes the Original 2011 Employment Agreement only with respect to your position, duties, compensation, benefits, and other terms expressly addressed herein, and the Original 2011 Employment Agreement otherwise remains in full force and effect as provided in Section 10 (Relationship Between Existing Employment Agreement and This Letter).

16. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

If the foregoing accurately reflects your understanding of our agreement, please sign below and return a copy to the Company.

Sincerely,

Nocopi Technologies, Inc

By:	/s/ Kevin Westenburg
Name: Kevin Westenburg
Title: President
Date: 9/30/26

AGREED AND ACCEPTED:

/s/ Terry Stovold
Terry Stovold
Date: September 30, 2026